Filed pursuant to Rule 433
May 26, 2010
Preliminary Prospectus Supplement dated May 26, 2010 to
Prospectus dated December 4, 2008
Registration No. 333-155932
General Mills, Inc.
$500,000,000 5.400% Notes due 2040
Pricing Term Sheet
May 26, 2010

Issuer:	General Mills, Inc.
Size:	$500,000,000
Maturity:	June 15, 2040
Coupon:	5.400%
Price to Public:	99.746%
Yield to maturity:	5.417%
Spread to Benchmark Treasury:	130 basis points
Benchmark Treasury:	4.625% due 02/15/40
Benchmark Treasury Yield:	4.117%
Interest Payment Dates:	June 15 and December 15, commencing December 15, 2010
Day Count Convention:	30/360
Redemption Provisions:
Make-whole call:	At any time at a discount rate of U.S. Treasury plus 20 basis points

Change of Control Offer to Purchase:	If a change of control triggering event occurs, unless General Mills has exercised its right to redeem the notes, it will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Pricing:	May 26, 2010
Settlement:	June 1, 2010
Use of Proceeds:	To repay a portion of outstanding commercial paper
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	370334 BJ2 / US370334BJ28
Ratings:	Baa1/BBB+/BBB+
Joint Book-Running Managers:	Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Barclays Capital Inc. at 1-888-603-5847, Credit Suisse Securities (USA) LLC at 1-800-221-1037, or J.P. Morgan Securities Inc. collect at (212) 834-4533.